UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 29, 2017

VerifyMe, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-31927	23-3023677
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

409 Boot Road Downington, PA		19335
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code (212) 994-7002

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

On June 29, 2017, VerifyMe, Inc. (the “Company”) entered into a Consulting Agreement with Mr. Norman A. Gardner, Chairman (the “Agreement”). Mr. Gardner will receive a monthly consulting fee of $12,500 over the three-year term effective as of June 30, 2017. The Company also agreed to reimburse Mr. Gardner for up to $1,000 a month for health insurance and other medical expenses. In addition, Mr. Gardner received a grant of 10,000,000 stock options exercisable at $0.07 per share. The options are fully vested and exercisable over a five-year term subject to execution of the Company’s standard Stock Option Agreement. Provided, however, that in no event shall the number of options exceed 10% of the outstanding shares of the Company’s common stock on a fully diluted basis following its current private placement. To the extent that 10% is less than 10 million options, the difference shall not be exercisable and such options shall be cancelled. The Agreement further provides for 12 months of severance and health insurance reimbursement if it is terminated without cause and 18 months of severance and health insurance reimbursement upon a change of control if Mr. Gardner terminates the Agreement within one year of the change of control. Mr. Gardner has agreed to act as Chief Executive Officer of the Company at such times that the Company does not have a Chief Executive Officer. Mr. Gardner has been acting as Chief Executive Officer since January 31, 2017.

Item 3.02	Unregistered Sales of Equity Securities

The information disclosed in Item 1.01 concerning the options is incorporated by reference. As of June 30, 2017, the Company had raised $557,250 from its current private placement. Each unit consisted of 715,000 shares of common stock and 715,000 five-year Warrants exercisable at $0.15 per share. In addition, the Company issued the holders of Series C Convertible Preferred Stock (“Series C”) and Series D Convertible Preferred Stock (“Series D”) and the holders of warrants issued in the Series C and Series D offerings a total of 12,378,286 shares of common stock based upon a formula whereby each share of Series C or Series D was exchanged for approximately 2.857 shares of common stock, and each warrant was cancelled in exchange for two shares of common stock. The Company filed a Form 8-K on May 30, 2017 disclosing agreements with Series C and Series D holders, which agreements were subject to raising at least $500,000 by June 30, 2017. Finally, the holders of $360,000 in outstanding indebtedness automatically converted into 5,637,159 shares of common stock upon the initial closing of the private placement. In addition, such holders received a total of 5,637,159 five-year warrants exercisable at $0.15 per share. The outstanding indebtedness and accrued interest was converted on the same basis as the securities sold in the private placement, with the exception of one $30,000 Note that converted as if it was $60,000. All securities were exempt from registration under Section 4(a)(2) of the Securities Exchange Act of 1933 as a transaction not involving a public offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VerifyMe, Inc.

Date: July 6, 2017	By:	/s/ Norman Gardner
	Name:	Norman Gardner
	Title:	Chief Executive Officer